Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
205-944-1312

HIBBETT REPORTS THIRD QUARTER RESULTS

•Reiterates Full Year Comparable Sales and Diluted EPS Guidance
•Q3 Comparable Sales Increase 9.9% Versus Prior Year; Comparable Sales Increase 51.7% Versus Q3 of Fiscal 2020 (pre-pandemic)
•Q3 Diluted EPS of $1.94; Increase of 15.5% Versus Prior Year; Up Nearly 15x Versus Q3 of Fiscal 2020 (pre-pandemic)

BIRMINGHAM, Ala. (November 29, 2022) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its third quarter ended October 29, 2022, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our third quarter performance was highlighted by solid top-line growth, with comparable sales up nearly 10% over the prior year period including an impressive e-commerce increase of 22.0%. These results reflect a strong back-to-school season, which fell more in the third quarter this year than the second quarter as consumers waited closer to the start of school to make purchases. We experienced strong demand for our popular lines of footwear, reflecting continued consumer loyalty to our key brands while our apparel sales for the quarter were pressured by a more competitive pricing environment. Additionally, margins were affected by continued high freight and fuel costs and wage inflation.”

Mr. Longo continued, “We are very proud of our team as they continue to execute both strategically and operationally in a dynamic environment. We have a proven business model, and we remain laser focused on enhancing the consumer experience with best-in-class service both in stores and online. We believe a compelling, quality product mix that appeals to our fashion-conscious customers is an important differentiator for Hibbett. Our omni-channel platform has also continued to perform well, and we are excited about the opportunities to expand our capabilities across this important sales channel.

Mr. Longo concluded, “As we enter the fourth quarter and the busy holiday selling season, we believe we are well positioned to meet our objectives for Fiscal 2023. As a result, we are confirming our previous full-year guidance. We have a strong inventory position and favorable vendor relationships to ensure we can meet the demands of our customers. Our new store openings are performing above expectations, and we will continue to identify opportunities to extend our market reach. We look forward to a successful year for Hibbett with a commitment to delivering a performance that rewards our loyal customers and creates value for our stockholders.”

Third Quarter Results

Net sales for the 13-weeks ended October 29, 2022, increased 13.5% to $433.2 million compared with $381.7 million for the 13-weeks ended October 30, 2021. Comparable sales increased 9.9% versus the prior year and increased by 51.7% compared to the 13-weeks ended November 2, 2019 (“Fiscal 2020”), the most relevant comparable period prior to the COVID-19 pandemic. Brick and mortar comparable sales were up 7.9% while e-commerce sales increased 22.0% on a year-over-year basis. In relation to the 13-weeks ended November 2, 2019, brick and mortar comparable sales increased 42.5% and e-commerce sales grew 124.7%. E-commerce represented 15.0% of total net sales for the 13-weeks ended October 29, 2022, compared to 14.0% in the 13-weeks ended October 30, 2021, and 10.5% of total net sales for the 13-weeks ended November 2, 2019.

Exhibit 99.1
Gross margin was 34.3% of net sales for the 13-weeks ended October 29, 2022, compared with 36.3% of net sales for the 13-weeks ended October 30, 2021. The approximate 200 basis point decline was driven by lower average product margin of approximately 245 basis points partially offset by expense leverage in our logistics operations of approximately 45 basis points.

Store operating, selling and administrative (“SG&A”) expenses were 23.9% of net sales for the 13-weeks ended October 29, 2022, compared with 25.2% of net sales for the 13-weeks ended October 30, 2021. The decrease of 130 basis points is primarily the result of leverage from the year-over-year sales increase.

Net income for the 13-weeks ended October 29, 2022, was $25.6 million, or $1.94 per diluted share, compared with net income of $25.2 million, or $1.68 per diluted share, for the 13-weeks ended October 30, 2021.

For the 13-weeks ended October 29, 2022, we opened nine net new stores, bringing the store base to 1,126 in 36 states.

As of October 29, 2022, we had $25.1 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $51.7 million of debt outstanding, leaving $73.3 million available under our $125.0 million unsecured credit facility.

Inventory as of October 29, 2022, was $404.8 million, a 56.4% increase compared to the prior year third quarter and up 83.0% from the beginning of the year.

During the 13-weeks ended October 29, 2022, we repurchased 160,637 shares of common stock under our Stock Repurchase Program (the “Repurchase Program”) for a total expenditure of $9.0 million. The Company also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.2 million.

Fiscal 2023 Year-to-Date Results

Net sales for the 39-weeks ended October 29, 2022, decreased 4.4% to $1.25 billion compared with $1.31 billion for the 39-weeks ended October 30, 2021. Comparable sales decreased 7.4% versus the 39-weeks ended October 30, 2021 but increased by 41.3% compared to the 39-weeks ended November 2, 2019. Brick and mortar comparable sales declined 10.2% and e-commerce sales increased 11.2% compared to the 39-weeks ended October 30, 2021. In relation to the 39-weeks ended November 2, 2019, brick and mortar comparable sales increased 31.0% and e-commerce sales grew 135.5% over the three-year period. E-commerce represented 14.9% of total net sales for the 39-weeks ended October 29, 2022, compared to 12.8% in the 39-weeks ended October 30, 2021, and 9.1% of total net sales for the 39-weeks ended November 2, 2019.

Gross margin was 35.3% of net sales for the 39-weeks ended October 29, 2022, compared with 39.1% of net sales for the 39-weeks ended October 30, 2021. The approximate 380 basis point decline was due to lower average product margin of approximately 225 basis points, higher freight and transportation costs of approximately 90 basis points and deleverage of store occupancy costs of approximately 90 basis points. These unfavorable impacts to gross margin were partially offset by expense leverage of approximately 25 basis points in our logistics operations.

SG&A expenses were 23.2% of net sales for the 39-weeks ended October 29, 2022, compared with 21.5% of net sales for the 39-weeks ended October 30, 2021. The approximate 170 basis point increase is primarily the result of deleverage from the year-over-year sales decline in categories such as wages, data processing, and advertising.

Net income for the 39-weeks ended October 29, 2022, was $89.6 million, or $6.71 per diluted share, compared with $156.7 million, or $9.74 per diluted share for the 39-weeks ended October 30, 2021.

Capital expenditures during the 39-weeks ended October 29, 2022, were $47.5 million compared to $43.9 million in the 39-weeks ended October 30, 2021. Capital expenditures were predominantly related to store initiatives including new store openings, relocations, expansions, remodels and technology upgrades.

Exhibit 99.1

Fiscal 2023 Outlook

We expect to continue facing a number of business and economic challenges in the fourth quarter of the 52-week fiscal year ending January 28, 2023 (“Fiscal 2023”) as noted below. However, given the performance we have experienced year-to-date and our outlook for the remainder of the fiscal year, we are reiterating the guidance for Fiscal 2023 that we presented on August 25, 2022, in conjunction with the release of our fiscal second quarter results.

Risks to be considered in the fourth of Fiscal 2023 include the potential for ongoing supply chain disruptions, higher freight and transportation costs, inflation, a tight labor market, geopolitical conflicts and a more cautious consumer. These factors may contribute to the complexity and volatility in forecasting Fiscal 2023 results.

To reiterate, our current guidance is as follows:

•Total net sales for the full year are expected to increase in the low-single digit range in dollars compared to our Fiscal 2022 results. This implies comparable sales are expected to be in the range of flat to positive low-single digits for the full year. Full year brick and mortar comparable sales are expected to be in the flat to positive low-single digit range while full year e-commerce revenue growth is anticipated to be in the positive high-single digit range.
•Net new store growth is expected to be in the range of 30 to 40 stores.
•As a result of product margin headwinds, higher freight and transportation costs, store occupancy deleverage and a higher mix of e-commerce sales, gross margin as a percent of net sales is anticipated to decline by approximately 290 to 310 basis points compared to Fiscal 2022 results. This expected full year gross margin range of 35.1% to 35.3% remains above pre-pandemic levels.
•SG&A as a percent of net sales is expected to increase by 10 to 20 basis points in comparison to Fiscal 2022 results due to wage inflation, costs associated with growth in e-commerce, a larger store count and annualization of back-office infrastructure investments in Fiscal 2022. The expected full year SG&A expense range of 22.7% to 22.8% as a percent of net sales is below pre-pandemic levels.
•Operating income is expected to be in the low double-digit range as a percent of sales, also remaining above pre-pandemic levels.
•Diluted earnings per share are anticipated to be in the range of $9.75 - $10.50 using an estimated full year tax rate of approximately 24.5% and an estimated weighted average diluted share count of 13.3 million.
•We are expecting capital expenditures in the range of $60 to $70 million with a focus on new store growth, remodels and additional technology and infrastructure investments.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Tuesday, November 29, 2022, to discuss third quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,126 Hibbett and City Gear specialty stores located in 36 states nationwide as of October 29, 2022. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Exhibit 99.1

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2023 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry, including the possible effects of inflation; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain including increased freight and transportation costs, and the potential impacts on our domestic and international sources of product, including the actual and potential effect of tariffs on international goods imposed by the United States and other potential impediments to imports; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and cost; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				39-Weeks Ended
	October 29, 2022		October 30, 2021		October 29, 2022		October 30, 2021
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$433,164		$381,719		$1,250,021		$1,307,837
Cost of goods sold	284,434	65.7%	243,023	63.7%	809,306	64.7%	796,028	60.9%
Gross margin	148,730	34.3%	138,696	36.3%	440,715	35.3%	511,809	39.1%
Store operating, selling and administrative expenses	103,510	23.9%	96,324	25.2%	290,520	23.2%	281,328	21.5%
Depreciation and amortization	11,019	2.5%	8,959	2.3%	32,463	2.6%	25,418	1.9%
Operating income	34,201	7.9%	33,413	8.8%	117,732	9.4%	205,063	15.7%
Interest expense, net	467	0.1%	64	—%	900	0.1%	191	—%
Income before provision for income taxes	33,734	7.8%	33,349	8.7%	116,832	9.3%	204,872	15.7%
Provision for income taxes	8,161	1.9%	8,157	2.1%	27,199	2.2%	48,218	3.7%
Net income	$25,573	5.9%	$25,192	6.6%	$89,633	7.2%	$156,654	12.0%

Basic earnings per share	$1.99		$1.75		$6.89		$10.13
Diluted earnings per share	$1.94		$1.68		$6.71		$9.74

Weighted average shares:
Basic	12,837		14,362		13,004		15,460
Diluted	13,202		14,975		13,358		16,082

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Cash and cash equivalents	$25,114	$17,054	$29,749
Inventories, net	404,819	221,219	258,839
Other current assets	44,747	38,741	35,750
Total current assets	474,680	277,014	324,338

Property and equipment, net	165,196	145,967	127,715
Operating right-of-use assets	266,402	243,751	232,847
Finance right-of-use assets, net	2,027	2,186	2,137
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	2,484	7,187	11,188
Other noncurrent assets	3,081	3,612	3,517
Total assets	$937,370	$703,217	$725,242

Liabilities and Stockholders’ Investment
Accounts payable	$209,194	$85,647	$116,234
Operating lease obligations	71,649	68,521	61,643
Credit facility	51,657	—	—
Finance lease obligations	1,057	975	861
Accrued expenses	28,370	39,721	33,814
Total current liabilities	361,927	194,864	212,552

Long-term operating lease obligations	233,504	212,349	202,568
Long-term finance lease obligations	1,143	1,427	1,505
Other noncurrent liabilities	2,962	3,062	3,132
Stockholders’ investment	337,834	291,515	305,485
Total liabilities and stockholders’ investment	$937,370	$703,217	$725,242

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Sales Information
Net sales increase (decrease)	13.5%	15.2%	(4.4)%	25.4%
Comparable store sales increase (decrease)	9.9%	13.0%	(7.4)%	24.1%

Store Count Information
Beginning of period	1,117	1,080	1,096	1,067
New stores opened	11	7	33	24
Rebranded stores	—	—	1	—
Stores closed	(2)	(1)	(4)	(5)
End of period	1,126	1,086	1,126	1,086

Estimated square footage at end of period (in thousands)	6,376	6,131

Balance Sheet Information
Average inventory per store	$359,520	$238,342

Share Repurchase Information
Shares purchased under our Repurchase Program	160,637	1,427,314	797,033	2,953,860
Cost (in thousands)	$9,049	$117,850	$38,458	$238,327
Settlement of net share equity awards	208	—	46,201	45,245
Cost (in thousands)	$12	$—	$2,081	$3,177